Exhibit 99.1

Fusemachines Regains Compliance with Nasdaq’s Minimum Market Value of Publicly Held Shares Listing Rule

New York, NY – July 8, 2026 – Fusemachines Inc. (NASDAQ: FUSE), a leading provider of enterprise AI products and services, today announced that on July 7, 2026 the Company received a letter from the Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company has regained compliance with the minimum market value of publicly held shares (“MVPHS”) requirement under Nasdaq Listing Rule 5450(b)(1)(C). Accordingly, the Company’s common stock will continue to be listed on the Nasdaq Global Market.

About Fusemachines

Founded in 2013, Fusemachines is a global provider of enterprise AI products and services, on a mission to democratize AI. Leveraging proprietary AI Studio, AI Engines and AI Agents, the company helps drive clients’ AI Enterprise Transformation, regardless of where they are in their Digital AI journeys. With offices in North America, Asia, and Latin America, Fusemachines provides a suite of enterprise AI offerings and specialty services that allow organizations of any size to implement and scale AI. Fusemachines serves companies in industries such as retail, manufacturing, and government.

Fusemachines continues to actively pursue the mission of democratizing AI for the masses by providing high-quality AI education in underserved communities and helping organizations achieve their full potential with AI.

To learn about Fusemachines, visit www.fusemachines.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s agentic AI programs, product development initiatives, commercialization strategy, enterprise AI offerings, and expected market opportunities. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “continue,” “could,” “expect,” “intend,” “may,” “plan,” “potential,” “will,” “would,” and similar expressions.

These forward-looking statements are based on current expectations, estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, risks related to customer adoption and retention; the Company’s ability to develop, maintain, and enhance its products and platform; the ability of the Company’s AI solutions to deliver expected operational and business benefits; reliance on third-party platforms, partners, data, and infrastructure; competition in the markets in which the Company operates; cybersecurity, data privacy, regulatory, and intellectual property risks; and changing macroeconomic, industry, and market conditions.

Additional information regarding these and other risks and uncertainties is included in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K filed with the SEC on March 27, 2026, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date they are made, and Fusemachines undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Media Contact:

pr@fusemachines.com

Investor Contact:

ir@fusemachines.com

+1 347 212-5075